Exhibit 99.1
Dawson Geophysical Company Reports First Quarter Results
MIDLAND, Texas, January 31, 2006 / PR Newswire / Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $35,493,000 for the quarter ending December 31, 2005, the Company’s first quarter of fiscal 2006, compared to $21,559,000 in the same quarter of fiscal 2005, an increase of 64.6 percent. Revenue growth was primarily the result of an increase in the number of data acquisition crews operated by the Company, the expanded capabilities of existing crews, and more favorable contract terms with Company clients as a result of continued high demand for the Company’s services. The Company operated eleven seismic data acquisition crews in the first quarter of fiscal 2006 as compared to nine crews in the first quarter of fiscal 2005.
Net income for the first quarter of fiscal 2006 was $2,300,000 compared to $1,600,000 in the same quarter of fiscal 2005, an increase of 43.7 percent, or $0.31 per share in the first quarter of fiscal 2006 versus $0.28 per share in the same quarter of fiscal 2005. The Company’s net income and earnings per share results in the first quarter of fiscal 2006 reflect a more than doubling of the Company’s depreciation charges and the issuance of an additional 1,800,000 shares in a public offering completed in March of 2005. EBITDA in the fiscal 2006 quarter was $6,412,000 compared to $3,951,000 in the prior year quarter, an increase of 62 percent.
Factors affecting the quarter results included unusually high repair costs resulting from extensive equipment damage on several crews in isolated areas of operation. The extensive equipment damage had the effect of lowering expected crew productivity. Also included in the first quarter expenses were one-time charges related to the Company’s initial compliance with Sarbanes-Oxley Section 404 and the expensing of outstanding stock options. Company President and CEO, Stephen C. Jumper stated “considering the issues affecting the quarterly results, the doubling of depreciation charges, and the increased number of shares, we are pleased to have achieved this financial result. We are pleased to have achieved these results in the December quarter which is historically our most difficult due to holiday months and shortened work days”.
As previously reported, the Company is continuing its expansion with the addition of a twelfth seismic data acquisition crew which is expected to commence operations in May of 2006 and by increasing channel capacity on its existing crews. These additions are in response to the continued high demand for the Company services as a result of continued brisk exploration and development activity by the Company’s clients. The Company believes its current order book is sufficient to maintain operations at full capacity well into calendar year 2006 with several of the crews booked into calendar year 2007. The Company’s data processing operation has also shown significant improvement during the first quarter of fiscal 2006 due to client recognition of quality performance and our expansion into the Houston market for these services.
As previously reported, the Company’s Board of Directors has increased the Company’s fiscal 2006 capital budget to $25,000,000 to cover the cost of equipping the twelfth crew and to expand and update existing crews.

In addition to the crew expansions, management is committed to improving the revenue and profitability of existing crews. The Company will continue to focus on opportunities to increase the profitability of existing crews, by obtaining more favorable contract terms with its client companies, expanding crew recording capabilities and increasing crew productivity.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
     The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30,

2005. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended December 31,
	2005	2004

Operating revenues	$35,493,000	$21,559,000
Operating costs:
Operating expenses	28,138,000	16,844,000
General and administrative	1,127,000	794,000
Depreciation	2,976,000	1,470,000

	32,241,000	19,108,000

Income from operations	3,252,000	2,451,000
Other income:
Interest income	161,000	24,000
Loss on disposal of assets	(6,000)	—
Loss on sale of investments	(11,000)	—
Other	40,000	6,000

Income before income tax	3,436,000	2,481,000
Income tax (expense) benefit:
Current	(535,000)
Deferred	(601,000)	(881,000)

Net income	$2,300,000	$1,600,000

Net income per common share	0.31	0.28

Net income per common share—assuming dilution	$0.30	$0.28

Weighted average equivalent common shares outstanding	7,486,389	5,638,365

Weighted average equivalent common shares outstanding—assuming dilution	7,584,165	5,742,149

BALANCE SHEETS

	December 31,	September 30,
	2005	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,155,000	$2,803,000
Short-term investments	16,314,000	20,326,000
Accounts receivable, net of allowance for doubtful accounts of $108,000 in December 2005 and $331,000 in September 2005	33,300,000	28,696,000
Prepaid expenses	220,000	1,127,000
Current deferred tax assets	239,000	1,229,000

Total current assets	51,228,000	54,181,000

Property, plant and equipment	137,914,000	124,478,000

Less accumulated depreciation	(67,392,000)	(64,532,000)

Net property, plant and equipment	70,522,000	59,946,000

	$121,750,000	$114,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,857,000	$6,601,000
Accrued liabilities:
Payroll costs and other taxes	725,000	1,198,000
Other	1,590,000	2,182,000
Deferred revenue	2,444,000	190,000

Total current liabilities	15,616,000	10,171,000

Deferred tax liability	1,663,000	2,052,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 10,000,000 shares authorized, 7,493,544 and 7,484,044 shares issued and outstanding in each period	2,498,000	2,495,000
Additional paid-in capital	81,250,000	80,987,000

Other comprehensive income, net of tax	(76,000)	(77,000)
Retained earnings	20,799,000	18,499,000

Total stockholders’ equity	104,471,000	101,904,000

	$121,750,000	$114,127,000

Non GAAP Financial Numbers:
Reconciliation of EBITDA to Net Income

	Three Months Ended December 31,
	2005	2004
	(in thousands)
Net Income	$2,300	$1,600
Depreciation	2,976	1,470
Income tax (benefit) expense	1,136	881

EBITDA	$6,412	$3,951

For additional information, please contact:
L. Decker Dawson, Chairman of the Board of Directors
Stephen C. Jumper, President and Chief Executive Officer
Christina W. Hagan, Chief Financial Officer
1-800-332-9766